Exhibit 3.2

CERTIFICATE OF VALIDATION
OF
JPMORGAN CHASE & CO.

Pursuant to Section 204 of the
General Corporation Law of the State of Delaware
JPMorgan Chase & Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.    The defective corporate act that is the subject of this Certificate of Validation is the merger of Gregory/Madison Avenue LLC with and into the Corporation (the “Merger”) on December 19, 2016.

2.    The nature of the failure of authorization in respect of the Merger was the failure of the Merger to have been duly authorized in accordance with Section 264 and Section 251(f) of the General Corporation Law of the State of Delaware (the “DGCL”) due to the failure of the Merger to have been adopted and approved by the Board of Directors of the Corporation.

3.    The defective corporate act that is the subject of this Certificate of Validation was duly ratified in accordance with Section 204 of the DGCL pursuant to resolutions of the Board of Directors of the Corporation adopted on April 18, 2017.

4.     The Certificate of Merger of Domestic Limited Liability Company into a Domestic Corporation (the “Certificate of Merger”) was previously filed under Section 103 of the DGCL in respect of the Merger on December 14, 2016. A copy of the Certificate of Merger is attached hereto as EXHIBIT A.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer as of this 2nd day of May, 2017.

JPMORGAN CHASE & CO.

By:    /s/ Holly K. Youngwood
Name: Holly K. Youngwood
Title: Managing Director
Assistant Corporate Secretary

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EXHIBIT A
State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 12/14/2016
FILED 04:13 PM 12/14/2016
SR 20167081837 - File Number 691011

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANY
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6,
Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is JPMorgan Chase & Co., a Delaware
Corporation, and the name of the limited liability company being merged into this surviving corporation is Gregory/Madison Avenue LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is JPMorgan Chase & Co.

FOURTH: The merger is to become effective on December 19, 2016.

FIFTH: The Agreement of Merger is on file at 4 Chase Metrotech Center, Floor 22
Brooklyn, NY 11245-001, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be [its]
Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 14th day of December, A.D., 2016.

By: /s/ Aisling DeSola
Authorized Officer

Name: Aisling DeSola
Print or Type
Title: Assistant Secretary

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